Exhibit 99.1

Net Element Reports Third Quarter 2018 Financial Results and Provides Business Update

Net revenues increased 19% for the quarter as compared to the prior year, loss per share narrows significantly over the same period last year

MIAMI, FL – November 14, 2018 - Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), a global technology and value-added solutions group that supports electronic payments acceptance in a multi-channel environment including point-of-sale (“POS”), e-commerce and mobile devices, today reports its financial results for the third quarter ended September 30, 2018 and provides an update on recent strategic and operational initiatives.

Conference Call:

On November 15, 2018, at 8:30 a.m. EST the Company will host a conference call to discuss 2018 third quarter financial results and business highlights. The conference call can be accessed live over the phone by dialing +1 (877) 303-9858, or for international callers +1 (408) 337-0139, and referencing conference code 73855497.  It is recommended that participants dial in approximately 10 minutes prior to the start of the call.

The call will also be webcast live from https://edge.media-server.com/m6/p/bnctmpfp. Following completion of the call, a recorded replay of the webcast will be available on the www.netelement.com/en/ir website.

Financial Performance:

Net revenues were approximately $17.2 million for the three months ended September 30, 2018, compared to approximately $14.9 million for the prior year. The increase was primarily driven by an increase of approximately $2.5 million (or 19%) in net revenues from our North American Transaction Solutions segment due to organic growth and the acquisition of a transactional services portfolio.

Net revenues were approximately $49.7 million for the nine months ended September 30, 2018, compared to approximately $44.6 million for the prior year. The increase of approximately $5.1 million (or 11.5%) in total net revenues for the nine months ended September 30, 2018 is primarily due to organic growth of merchants in our North American Transaction Solutions segment, which was partially offset by an approximately $1.2 million (or 17.2%) decrease in net revenues from our International Transaction Solutions segment as we continued reorganizing and combining our mobile payments operations with PayOnline. We have eliminated mobile payment operations staff and assigned current responsibilities to team members at PayOnline and TOT Group Russia and continue to explore partnership opportunities that can monetize our experience and relationships with mobile operators and local institutions.

United States accounted for 90.4% of total revenues for the third quarter and 88.5% for nine months ended September 30, 2018, while international revenues were 9.6% for the third quarter and 11.5% for the nine months ended September 30, 2018.

●	Total dollars processed for the nine months ended September 30, 2018 increased 35% to $2.45 billion from $1.81 billion in transaction volume during the same period in 2017. Led by robust growth from our subsidiary Unified Payments, the North American Transaction Solutions segment saw the largest increase of 39% to $2.17 billion from $1.56 billion. International Transaction Solutions increased 10% to $283 million from $257 million.

●

Total transactions processed during the nine months ended September 30, 2018 increased 34% to 73.0 million compared to 54.6 million for the same period in 2017. The increase in transactions processed came primarily from North American Transaction Solutions segment, which saw an increase of 40% to 43.7 million from 31.1 million. International Transaction Solutions segment processed 29.3 million versus 23.1 million, which represents an increase of 25%. Growth in all segments was organic. The above results include the reorganization of the mobile payments segment into the International Transactions Solutions segment.

“We are pleased with our performance in the third quarter and the nine months period as we continue to deliver double digit net revenue growth with improved gross margin performance, underscoring the ongoing execution of our technology enabled, value-added strategy,” commented Oleg Firer, CEO of Net Element. “We continue to take steps that will enhance our long-term performance as we remain focused on growth and building value for our shareholders.”

Third Quarter 2018 Business Highlights:

●	Acquired cash flow assets for a total of $2.7 million which are expected to generate in excess of $5 million in gross profits over the next four years.
●	Launched subscription-based payment processing offering aimed at small businesses in the United States. The new offering targets the multi-billion dollar subscription economy and gains traction through a partnership agreement with Payment Club, projected to add over $1.5 million in gross profits over the next four years.

Results of Operations for the Three Months Ended September 30, 2018 Compared to the Three Months Ended September 30, 2017

We reported a net loss attributable to common stockholders of approximately $0.9 million or $0.23 per share loss for the three months ended September 30, 2018 as compared to a net loss of approximately $1.7 million or $0.90 per share loss for the prior year. The decrease in net loss attributable to stockholders of $0.8 million was primarily due to an increase in revenues.

Adjusting for non-cash compensation, we have a non-GAAP adjusted net loss attributable to common stockholders of approximately $0.9 million, or $0.22 loss per share, for the quarter ended September 30, 2018, as compared to a non-GAAP adjusted net loss attributable to common stockholders of approximately $1.6 million, or $0.82 loss per share, for the prior year.

	Three		Three
	Months Ended		Months Ended
Source of Revenues	September 30, 2018	Mix	September 30, 2017	Mix	Increase / (Decrease)

North American Transaction Solutions	$15,590,832	90.4%	$13,123,204	88.1%	$2,467,628
International Transaction Solutions	1,651,926	9.6%	1,777,927	11.9%	(126,001)
Total	$17,242,758	100.0%	$14,901,131	100.0%	$2,341,627

The gross margin for the three months ended September 30, 2018 was approximately $2.7 million, or 15.6% of net revenue, as compared to approximately $2.1 million, or 14.4% of net revenue, for the prior year. The primary reason for the increase in the gross margin percentage was the result of North American Transaction Solutions negotiating favorable on-boarding contract terms and the processing of transactions utilizing our self-designated BIN/ICA.

	Three		Three
	Months Ended		Months Ended
Gross Margin	September 30, 2018	% of revenues	September 30, 2017	% of revenues	Increase / (Decrease)

North American Transaction Solutions	$2,304,622	14.8%	$1,844,106	14.1%	$460,516
International Transaction Solutions	378,328	22.9%	300,398	16.9%	77,930
Total	$2,682,950	15.6%	$2,144,504	14.4%	$538,446

Selling, general and administrative expenses remained flat at $2.4 million for the three months ended September 30, 2018 as compared to the three months ended September 30, 2017. The reduction of approximately $11,000 in selling, general and administrative expenses was primarily due to decreases in professional fees ($64,335), rent ($29,092) and office expenses ($29,561), offset by increases in salaries and benefits ($22,456), transaction losses ($31,297), and communications expenses ($52,959).

Selling, general and administrative expenses for the three months ended September 30, 2018 and 2017 consisted of operating expenses not otherwise delineated in our Condensed Consolidated Statements of Operations and Comprehensive Loss, as follows:

Variance

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$(89,678)	$5,595	$106,539	$22,456
Professional fees	(71,146)	(153,926)	160,737	(64,335)
Rent	-	(21,640)	(7,452)	(29,092)
Business development	23,377	(7,830)	3,394	18,941
Travel expense	6,983	(1,670)	12,198	17,511
Filing fees	-	-	(6,448)	(6,448)
Transaction losses	-	31,297	-	31,297
Office expenses	(12,216)	(15,507)	(1,838)	(29,561)
Communications expenses	27,566	12,406	12,987	52,959
Insurance expense	-	(225)	3,959	3,734
Other expenses	1,005	(2,420)	(26,967)	(28,382)
Total	$(114,109)	$(153,920)	$257,109	$(10,920)

Salaries, benefits, taxes and contractor payments remained steady for the three months ended September 30, 2018 as compared to the prior year. This was primarily due to the Company’s continued monitoring of operations and the labor costs necessary to maintain or increase revenues.

Professional fees were approximately $0.6 million for the three months ended September 30, 2018 as compared to approximately $0.7 million for the prior year. The decrease was primarily due to the reorganization of mobile operations into PayOnline, which was offset by an increase in consulting fees relating to compliance training for the board of directors and internal control evaluation procedures.

Communications expenses for the three months ended September 30, 2018 were approximately $109,000 as compared to approximately $56,000 for the three months ended September 30, 2018. The difference was primarily due to increased hosting charges from our International Transaction Solutions segment.

All other operating expenses were relatively in line with the previous comparable quarter.

Results of Operations for the Nine Months Ended September 30, 2018 Compared to the Nine Months Ended September 30, 2017

We reported a net loss attributable to stockholders of approximately $3.4 million, or $0.88 per share loss, for the nine months ended September 30, 2018, as compared to a net loss attributable to stockholders of approximately $5.8 million, or $3.29 per share loss, for the prior year. The decrease in net loss attributable to stockholders of approximately $2.4 million was primarily due to an increase in revenues and other income, as well as, decreases in non-cash compensation.

Adjusting for non-cash compensation, we have a non-GAAP adjusted net loss attributable to common stockholders of approximately $3.3 million, or $0.84 loss per share, for the nine months ended September 30, 2018, as compared to a non-GAAP adjusted net loss attributable to common stockholders of approximately $5.1 million, or $2.88 loss per share, for the prior year

.

	Nine		Nine
	Months Ended		Months Ended
Source of Revenues	September 30, 2018	Mix	September 30, 2017	Mix	Increase / (Decrease)

North American Transaction Solutions	$43,976,578	88.5%	$37,701,136	84.5%	$6,275,442
International Transaction Solutions	5,713,292	11.5%	6,902,977	15.5%	(1,189,685)
Total	$49,689,870	100.0%	$44,604,113	100.0%	$5,085,757

Gross margin for the nine months ended September 30, 2018 was approximately $7.7 million, or 15.5% of net revenue, as compared to approximately $7.1 million, or 15.8% of net revenue, for prior year. The gross margin was slighter lower due to a decrease in our mobile payments operations in our International Transaction Solutions segment that had typically higher margins than our North America Transaction Solutions segment.

	Nine		Nine
	Months Ended		Months Ended
Gross Margin	September 30, 2018	% of revenues	September 30, 2017	% of revenues	Increase / (Decrease)

North American Transaction Solutions	$6,482,502	14.7%	$5,488,080	14.6%	$994,422
International Transaction Solutions	1,298,483	22.7%	1,581,022	22.9%	(282,539)
Total	$7,780,985	15.7%	$7,069,102	15.8%	$711,883

Selling, general and administrative expenses for the nine months ended September 30, 2018, were approximately $7.3 million as compared to approximately $7.8 million for prior year. The approximately $500,000 reduction in general and administrative expenses was primarily due to decreases in salaries and benefits ($395,676), professional fees ($222,873) and rent ($167,138) offset by increases in transaction losses ($103,726), business development ($84,478) and communications expenses ($107,545).

Selling, general and administrative variances increase / (decrease) for the nine months ended September 30, 2018, compared to the nine months ended September 30, 2017, were as follows:

Variance

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$(279,346)	$(133,755)	$20,425	$(392,676)
Professional fees	(112,975)	(494,471)	384,573	(222,873)
Rent	-	(124,147)	(42,991)	(167,138)
Business development	106,759	(25,092)	2,811	84,478
Travel expense	(15,079)	(12,269)	(2,115)	(29,463)
Filing fees	-	-	2,562	2,562
Transaction losses	(742)	106,110	(1,642)	103,726
Office expenses	75,422	(47,181)	(67,764)	(39,523)
Communications expenses	52,638	29,998	24,909	107,545
Insurance expense	-	(5,402)	(3,396)	(8,798)
Other expenses	(2,059)	2,619	66,317	66,877
Total	$(175,382)	$(703,590)	$383,689	$(495,283)

Salaries, benefits, taxes and contractor payments were approximately $3.9 million for the nine months ended September 30, 2018 as compared to approximately $4.3 for the prior year. The decrease in salaries and benefits of approximately $0.4 million was primarily the result of the Company’s continued monitoring of labor costs in relation to processing revenues and also our mobile payment operations being combined with PayOnline.

Professional fees were approximately $1.8 million for the nine months ended September 30, 2018 as compared to approximately $2 million for the prior year. The decrease was primarily the result of combining the mobile payment operations into PayOnline, which was offset by an increase in general legal fees in connection with certain litigation matters.

The decrease in rent for the nine months ending September 30, 2018 was the result of the office space lease for our mobile payment operations in Russia not being renewed as these operations were combined into PayOnline.

Communications expenses for the nine months ended September 30, 2018 increased by approximately $0.1 million, which was primarily due to due hosting and internet charges.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company provides additional measures of its operating results by disclosing its adjusted net loss attributable to Net Element, Inc. stockholders. Adjusted net loss attributable to Net Element stockholders is calculated as net loss attributable to Net Element stockholders excluding non-cash share-based compensation. Net Element discloses this amount on an aggregate and per share basis. These measures meet the definition of non-GAAP financial measures. The Company believes that application of these non-GAAP financial measures is appropriate to enhance the understanding by the Company’s investors of its historical performance through use of a metric that seeks to normalize period-to-period earnings.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three and nine months ended September 30, 2018, and 2017 is presented in the following Non-GAAP Financial Measures Table.

	GAAP	Share-based Compensation	Adjusted Non- GAAP
Three Months Ended September 30, 2018
Net loss attributable to Net Element, Inc. stockholders	$(910,414)	$22,500	$(887,914)
Basic and diluted loss per share	$(0.23)	$0.01	$(0.22)
Basic and diluted shares used in computing loss per share	3,901,218		3,901,218

	GAAP	Share-based Compensation	Adjusted Non- GAAP
Three Months Ended September 30, 2017
Net loss attributable to Net Element, Inc. stockholders	$(1,702,536)	$128,537	$(1,573,999)
Basic and diluted loss per share	$(0.90)	$0.07	$(0.82)
Basic and diluted shares used in computing loss per share	1,891,023		1,891,023

	GAAP	Share-based Compensation	Adjusted Non- GAAP
Nine Months Ended September 30, 2018
Net loss attributable to Net Element, Inc. stockholders	$(3,424,989)	$127,011	$(3,297,978)
Basic and diluted earnings per share	$(0.88)	$0.03	$(0.84)
Basic and diluted shares used in computing earnings per share	3,870,134		3,870,134

	GAAP	Share-based Compensation	Adjusted Non- GAAP
Nine Months Ended September 30, 2017
Net loss attributable to Net Element, Inc. stockholders	$(5,830,373)	$724,941	$(5,105,432)
Basic and diluted earnings per share	$(3.29)	$0.41	$(2.88)
Basic and diluted shares used in computing earnings per share	1,770,947		1,770,947

Additional information regarding Net Element’s results for its three months ended September 30, 2018, may be found in Net Element’s quarterly report on Form 10-Q, which was filed with the Security and Exchange Commission (SEC) on November 14, 2018, and may be obtained from the SEC’s Internet website at http://www.sec.gov.

About Net Element

Net Element, Inc. (NASDAQ: NETE) operates a payments-as-a-service transactional and value-added services platform for small to medium enterprise ("SME") in the U.S. and selected emerging markets. In the U.S., the Company aims to grow transactional revenue by innovating SME productivity services using blockchain technology solutions and Aptito, our cloud-based, restaurant and retail point-of-sale solution. Internationally, Net Element's strategy is to leverage its omni-channel platform to deliver flexible offerings to emerging markets with diverse banking, regulatory and demographic conditions. Net Element was ranked as one of the fastest growing companies in North America on Deloitte's 2017 Technology Fast 500™. In 2017 we were recognized by South Florida Business Journal as one of 2016's fastest-growing technology companies. Further information is available at www.NetElement.com.

Forward-Looking Statements

Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to whether the Company will be successful in achieving further growth and financial improvement. Additional examples of such risks and uncertainties include, but are not limited to (i) Net Element's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element's ability to successfully expand in existing markets and enter new markets; (iv) Net Element's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element's business; (viii) changes in government licensing and regulation that may adversely affect Net Element's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element's business; (x) Net Element's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; and (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

NET ELEMENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$2,563,104	$11,285,669
Accounts receivable, net	4,970,697	5,472,856
Prepaid expenses and other assets	1,679,092	2,282,614
Total current assets, net	9,212,893	19,041,139
Equipment, net	34,267	58,268
Intangible assets, net	5,354,237	3,127,760
Goodwill	9,643,752	9,643,752
Other long term assets	603,110	460,511
Total assets	24,848,259	32,331,430

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	5,407,971	6,785,459
Accrued expenses	2,247,101	3,212,438
Deferred revenue	1,173,802	1,712,591
Notes payable (current portion)	484,490	2,493,973
Due to related parties	441,606	461,992
Total current liabilities	9,754,970	14,666,453
Notes payable (net of current portion)	5,072,396	4,521,449
Total liabilities	14,827,366	19,187,902

STOCKHOLDERS' EQUITY
Series A Convertible Preferred stock ($.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding at September 30, 2018 and December 31, 2017)	-	-
Common stock ($.0001 par value, 100,000,000 shares authorized and 3,858,813 and 3,853,100 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively)	385	385
Paid in capital	183,223,732	183,119,222
Accumulated other comprehensive loss	(2,315,394)	(2,530,238)
Accumulated deficit	(170,781,062)	(167,356,070)
Stock Subscriptions Receivable	-	(50,585)
Non-controlling interest	(106,768)	(39,186)
Total stockholders' equity	10,020,893	13,143,528
Total liabilities and stockholders' equity	$24,848,259	$32,331,430

NET ELEMENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017

Net revenues
Service fees	$17,242,758	$14,901,131	$49,689,870	$43,263,217
Branded content	-	-	-	1,340,896
Total Revenues	17,242,758	14,901,131	49,689,870	44,604,113

Costs and expenses:
Cost of service fees	14,559,808	12,756,627	41,992,150	36,232,170
Cost of branded content	-	-	-	1,302,841
Selling, general and administrative	2,346,809	2,357,729	7,292,785	7,788,068
Non-cash compensation	22,500	111,277	127,011	836,218
Bad debt expense	611,897	319,690	1,611,068	1,465,311
Depreciation and amortization	463,384	630,020	1,829,447	1,860,401
Total costs and operating expenses	18,004,398	16,175,343	52,852,461	49,485,009
Loss from operations	(761,640)	(1,274,212)	(3,162,591)	(4,880,896)
Interest expense, net	(215,935)	(302,813)	(694,910)	(894,553)
Other income (expense)	41,507	(92,904)	364,930	(148,099)
Net (loss) income before income taxes	(936,068)	(1,669,929)	(3,492,571)	(5,923,548)
Income taxes	-	-	-	-
Net loss	(936,068)	(1,669,929)	(3,492,571)	(5,923,548)
Net (income) loss attributable to the non-controlling interest	25,654	(32,607)	67,582	93,175
Net loss attributable to Net Element, Inc. stockholders	(910,414)	(1,702,536)	(3,424,989)	(5,830,373)
Foreign currency translation	145,867	92,191	214,845	(41,809)
Comprehensive loss attributable to common stockholders	$(764,547)	$(1,610,345)	$(3,210,144)	$(5,872,182)

Loss per share - basic and diluted	$(0.23)	$(0.90)	$(0.88)	$(3.29)

Weighted average number of common shares outstanding - basic and diluted	3,901,218	1,891,023	3,870,134	1,770,947

NET ELEMENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities
Net loss attributable to Net Element, Inc. stockholders	$(3,424,989)	$(5,830,373)
Adjustments to reconcile net loss to net cash used in operating activities
Non-controlling interest	(67,582)	(93,175)
Share based compensation	127,011	836,218
Deferred revenue	(536,041)	(159,228)
Depreciation and amortization	1,829,447	1,860,401
Non cash interest	49,000	98,774
Changes in assets and liabilities		-
Accounts receivable	379,601	3,421,265
Prepaid expenses and other assets	457,806	(352,551)
Accounts payable and accrued expenses	(2,087,416)	(2,390,495)
Net cash used in operating activities	(3,273,163)	(2,609,164)

Cash flows from investing activities

Purchase of portfolios and client acquisition costs	(3,851,596)	(1,380,661)
Purchase of equipment and changes in other assets	(115,041)	77,430
Net cash used in investing activities	(3,966,637)	(1,303,231)

Cash flows from financing activities
Proceeds from sale of common stock	-	1,150,098
Proceeds from indebtedness	-	3,239,033
Repayment of indebtedness	(1,458,536)	(273,360)
Related party advances	(39,265)	77,587
Net cash (used in) provided by financing activities	(1,497,801)	4,193,358

Effect of exchange rate changes on cash	15,036	19,504
Net (decrease) increase in cash	(8,722,565)	300,467

Cash at beginning of period	11,285,669	621,635
Cash at end of period	$2,563,104	$922,102

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$645,910	$795,779
Taxes	$44,932	$86,942

Contact:

Net Element, Inc.

+1 (786) 923-0502

www.netelement.com

Media@NetElement.com

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